Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Fourth Quarter and Full Year 2012

Results, Updated Commodity Hedge Positions and 2013 Guidance

HOUSTON, TEXAS, March 5, 2013—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and twelve months ended December 31, 2012. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below along with previously announced 2013 guidance.

Key Fourth Quarter and Full Year 2012 Highlights:

■

Average daily production increased 13% to 72.9 MMcfe for the fourth quarter 2012, compared to 64.5 MMcfe for the fourth quarter 2011; and 16% to 67.2 MMcfe for the full year 2012, compared to 58.0 MMcfe in 2011.

■

Adjusted EBITDA(1) increased 11% to $27.9 million for the fourth quarter 2012, compared to $25.1 million for the fourth quarter 2011; and 23% to $110.1 million for the full year 2012, compared to $89.4 million in 2011.

■	Fourth quarter distribution coverage ratio of 1.10x and full year 2012 distribution coverage ratio of 1.27x.

■	Fourth quarter cash distribution of $0.5075 per unit, or $2.03 per unit on an annualized basis, represents a 6.8% increase over the annualized minimum quarterly distribution of $1.90 per unit.

■	Completed fifth acquisition for $271 million, which added approximately 1,574 Bbls per day of net production at the time of acquisition.

■

Closed a public offering of 11,975,000 common units at $17.00 per unit. MEMP received net proceeds of approximately $194 million, which were primarily used to fund a portion of the purchase price for MEMP’s fifth acquisition and for general partnership purposes.

■	Increased borrowing base to $460.0 million from $380.0 million under its $1.0 billion revolving credit facility.

■

Strengthened commodity hedge portfolio, with 91% of current expected natural gas production hedged through year-end 2013 and approximately 80% hedged in 2014 and 2015 (73% hedged through 2018) and 81% of crude oil production hedged through year-end 2013 and approximately 86% hedged in 2014 and 2015 (79% hedged through 2018).

■	Increased proved reserves by 284.7 Bcfe to 608.8 Bcfe as of year-end 2012, up 88% compared to 324.1 Bcfe in 2011.

John Weinzierl, Chairman, President and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP, commented, “We are pleased with our fourth quarter operating and financial performance, which capped off an extraordinary year of growth for MEMP. We increased our production and reserves through five acquisitions totaling approximately $446 million. These acquisitions were transformative by diversifying our commodity mix and enabling MEMP to increase its cash distributions to unitholders.”

Reserve Update

MEMP increased its year-end 2012 proved reserves by 88% over 2011 year-end reserves. As of December 31, 2012, MEMP’s estimated proved reserves were 608.8 Bcfe. The proved reserves commodity mix was 62% natural gas and 38% liquids (19% oil and 19% NGLs). Approximately 59% of proved reserves were classified as proved developed with a proved reserve life of 23 years. The total standardized measure(2) of discounted future net cash flows was $832 million. MEMP estimates the PV-10(1) of its proved reserves to be approximately $1.1 billion, based on strip pricing as of December 31, 2012. Estimates of proved reserves as of December 31, 2012 were prepared by the independent engineers of Netherland, Sewell & Associates, Inc.

Review of Fourth Quarter 2012(3)

■	Average daily production increased 13% to 72.9 MMcfe for the fourth quarter of 2012, compared to 64.5 MMcfe for the fourth quarter of 2011.

■	Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $39.2 million in the fourth quarter of 2012, compared to $38.0 million in the fourth quarter of

2011. On a Mcfe basis, crude oil, natural gas and NGLs represented 18%, 71% and 11%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 48%, 41% and 11%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended December 31,	2012	2011	% Increase/(Decrease)
Oil (per Bbl)	$96.41	$106.15	(9)
Natural gas (per Mcf)	$3.34	$3.58	(7)
NGL (per Bbl)	$34.16	$50.83	(33)

Total per (Mcfe)	$5.85	$6.40	(9)

■	Averaged realized prices, including commodity derivatives settlements, were $6.64 per Mcfe in the fourth quarter of 2012, compared to $6.97 per Mcfe in the fourth quarter of 2011.

■

Adjusted EBITDA increased 11% to $27.9 million for the fourth quarter of 2012 from $25.1 million for the fourth quarter of 2011. The increase was primarily due to the inclusion of results from MEMP’s third-party acquisitions that closed in 2012.

■	Distributable cash flow(1) for the fourth quarter of 2012 was $19.1 million, or $0.56 per unit, providing a coverage ratio of 1.10x.

■	Total lease operating expenses were $1.78 per Mcfe in the fourth quarter of 2012 and in the fourth quarter of 2011.

■

General and administrative expenses (“G&A”) were $5.4 million for the fourth quarter of 2012 compared to $4.9 million for the fourth quarter of 2011. The $5.4 million included $0.4 million and $2.5 million, respectively, of non-cash compensation expense and acquisition related costs.

■

Cash settlements received on commodity derivatives during the fourth quarter of 2012 were $5.3 million, or $0.79 per Mcfe, compared to $3.4 million received during the fourth quarter of 2011, with the increase attributable to lower market prices for natural gas contributing to higher hedge settlements. Total hedged production in the fourth quarter of 2012 was 5.3 Bcfe, or 79% of fourth quarter production of 6.7 Bcfe, at an average hedge price of $6.35 per Mcfe. MEMP reported an unrealized gain of $0.9 million on its commodity derivatives portfolio in the fourth quarter of 2012 compared to an unrealized gain of $8.6 million in the fourth quarter of 2011.

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Net interest expense was $2.9 million during the fourth quarter of 2012 including $0.2 million of unrealized gains on interest rate swaps and $0.5 million of non-cash amortization of deferred financing fees.

■	Total capital expenditures for the fourth quarter of 2012 were $9.7 million. Total maintenance capital expenditures for the fourth quarter were $6.2 million.

Review of Full Year 2012 Results(3)

■	Average daily production increased 16% to 67.2 MMcfe for the full year of 2012, compared to 58.0 MMcfe for the full year of 2011.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $139.0 million in 2012, compared to $144.8 million in 2011. On a Mcfe basis, crude oil, natural gas and NGLs represented 18%, 73% and 9%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 53%, 38% and 9%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

Year Ended December 31,	2012	2011	% Increase/(Decrease)
Oil (per Bbl)	$101.04	$101.15	~
Natural gas (per Mcf)	$2.88	$4.13	(30)
NGL (per Bbl)	$35.99	$51.70	(30)

Total per (Mcfe)	$5.65	$6.84	(17)

■	Averaged realized prices, including commodity derivatives settlements, were $6.84 per Mcfe in 2012, compared to $7.17 per Mcfe in 2011.

■

Adjusted EBITDA increased 23% to $110.1 million for the full year of 2012 from $89.4 million for the full year of 2011. The increase was primarily due to the inclusion of results from MEMP’s third-party acquisitions that closed in 2012.

■	Distributable cash flow for the full year of 2012 was $63.5 million, providing a coverage ratio of 1.27x.

■	Total lease operating expenses decreased to $1.83 per Mcfe in 2012 from $1.98 per Mcfe in 2011, primarily due to lower lifting costs and acquisitions associated with 2012.

■

G&A was $15.6 million for 2012 compared to $14.3 million in 2011. The $15.6 million included $1.4 million and $3.3 million, respectively, of non-cash compensation expense and acquisition related costs.

■

Cash settlements received on commodity derivatives during 2012 were $29.2 million, or $1.19 per Mcfe, compared to $6.8 million received during 2011, with the increase attributable to lower market prices for natural gas contributing to higher hedge settlements. Total hedged production in 2012 was 17.1 Bcfe, or 70% of 2012 production of 24.6 Bcfe, at an average hedge price of $5.73 per Mcfe. MEMP reported an unrealized loss of $16.1 million on its commodity derivatives portfolio in 2012 compared to an unrealized gain of $28.0 million in 2011.

■	Net interest expense was $11.3 million during 2012 including $3.5 million of unrealized losses on interest rate swaps and $1.0 million of non-cash amortization of deferred financing fees.

■	Total capital expenditures for the full year 2012 were $32.5 million. Total maintenance capital expenditures for the full year 2012 were $14.8 million.

Acquisitions Update

For the year ended December 31, 2012, MEMP closed a total of approximately $446.0 million in acquisitions, which included two acquisitions from Memorial Resource Development LLC, one acquisition from Natural Gas Partners, and two third-party acquisitions. These acquisitions expanded MEMP’s footprint in its core operating areas in East Texas and also marked its entry into Louisiana and offshore California. Combined, these transactions have the following characteristics:

■	Average net daily production of approximately 32.0 MMcfe at the time of acquisition;
■	Proved reserves of approximately 295.3 Bcfe at the time of acquisition;
■	Proved reserve life of 25 years;
■	Proved reserves mix of approximately 47% natural gas, 53% oil and NGLs; and
■	Multiple drilling and recompletion opportunities and significant organic growth potential.

Hedging Update

Consistent with its hedging policy, MEMP strengthened its overall hedge program and executed additional hedges on a portion of its expected oil and natural gas volumes through 2018. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2013 through December 2018, consisting of swaps and collars. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. Targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2013 full year guidance.

Hedge Summary Table

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018

Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.51	$4.41	$4.34	$4.53	4.30%	$4.75
Percent of target production hedged	91%	84%	75%	69%	64%	56%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$105.07	$99.05	$96.20	$93.41	$90.99	$90.66
Percent of target production hedged	81%	88%	85%	82%	77%	62%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$45.65	$49.19	–	–	–	–
Percent of target production hedged	70%	58%	–	–	–	–

Wtd Avg Fixed /Floor Price Per Mcfe	$6.98	$7.07	$6.93	$7.06	$6.85	$7.02
Percent of Target Production Hedged	86%	81%	66%	62%	57%	49%

As of March 1, 2013, MEMP has entered into the following interest rate derivative hedging transactions:

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MEMP has hedged $150.0 million, or 40%, of its variable rate exposure on its $379.0 million debt outstanding as of March 1, 2013 extending through December 14, 2016 at a weighted average fixed annual LIBOR rate of 1.19%.

Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

2013 Guidance

The following guidance is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s 2013 guidance reflects actual changes in commodity prices and the impact of growth capital spending and takes into account the impact of the oil and natural gas producing properties acquired throughout the year. A summary of the guidance, as previously reported, assuming no additional acquisitions, is presented below:

Full Year 2013 Guidance

Annual Production (Bcfe)	28 – 30

Adjusted EBITDA ($MM)	$120 – $124

Distributable Cash Flow ($MM)	$78 – $82

DCF Coverage	1.1x – 1.2x

Maintenance Capex ($MM)	$31

Growth Capex ($MM)	$30 – $40

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

2013 Capital Program

In 2013, MEMP’s capital spending program is expected to be approximately $61 to $71 million, excluding acquisitions. MEMP anticipates spending approximately 61% in East Texas / North Louisiana, 35% in California and 4% in South Texas based on the maximum range of its capital spending program. MEMP anticipates spending capital in seventeen or more horizontal Cotton Valley new drils in various fields in East Texas and North Louisiana. MEMP plans to drill six additional operated wells from its Beta platforms. MEMP expects the balance of its capital budget will primarily be spent on recompletions, capital workovers and facilities upgrades throughout its operating areas. Without considering potential acquisitions, MEMP expects aggregate production in 2013 to be approximately 28-30 Bcfe.

Financial Update

Total debt outstanding as of December 31, 2012 was $371.0 million under MEMP’s, $1.0 billion multi-year revolving credit facility with a borrowing base of $460.0 million. As of December 31, 2012, MEMP’s liquidity of $96.6 million consisted of $7.6 million of available cash and $89.0 million of available borrowing capacity. MEMP had total debt outstanding as of March 1, 2013 of $379.0 million and $81.0 million of availability under its revolver, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

Fourth Quarter 2012 Cash Distribution

As announced on January 22, 2013, the board of directors of MEMP’s general partner declared a cash distribution of $0.5075 per unit for the fourth quarter of 2012. This distribution represents an annualized rate of $2.03 per unit. The distribution was paid on February 13, 2013 to unitholders of record as of the close of business on February 1, 2013.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

The financial results included in this press release are preliminary and subject to adjustments to MEMP’s final audited financial statements and related footnotes, which will be available in its 2012 Annual Report on Form 10-K. MEMP expects to file its Annual Report on Form 10-K with the SEC no later than March 8, 2013. The Form 10-K will be available on MEMP’s website www.memorialpp.com under the Investor Relations section or the SEC’s website http://www.sec.gov.

Additionally, unitholders will be able to access their 2012 tax packages, including Schedule K-1s, online via MEMP’s website at www.memorialpp.com on or about March 11, 2013. For additional information, unitholders may contact MEMP’s K-1 partnership reporting call center toll free at (888) 665-9701 between 8:00 a.m. and 5:00 p.m. Central Time Monday through Friday.

Conference Call

MEMP will host an investor conference call today at 9:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 89634203. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 89634203.

(1)Adjusted EBITDA, Distributable Cash Flow and PV-10 are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2)Standardized measure is defined as the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, interest and income tax expenses, or to depreciation, depletion and amortization. The future cash flows are discounted using an annual discount rate of 10%. Because MEMP is a limited partnership, MEMP is generally not subject to federal income taxes and thus makes no provision for federal income taxes in the calculation of its standardized measure. Standardized measure does not give effect to derivative transactions. MEMP expects to hedge a substantial portion of its future estimated production from total proved producing reserves.

(3)In accordance with U.S. GAAP, acquisitions from certain affiliates of MEMP, including Memorial Resource Development LLC and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the fourth quarter of 2012 and fourth quarter of 2011, and full year 2012 and full year 2011, along with the financial statements below and the financial statements to be filed in MEMP’s Annual Report on Form 10-K for the year ended December 31, 2012, are presented as if MEMP had owned the assets for all periods presented on a combined basis.

About Memorial Production Partners LP

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South

Texas, East Texas/North Louisiana and California and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. In addition, the estimates of reserves in this press release are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds, which may differ materially from those that will be used in MEMP’s 2012 Annual Report on Form 10-K. MEMP’s internal estimates of proved reserves may differ materially from the estimates of its proved reserves as of December 31, 2012 that will be prepared by Netherland, Sewell & Associates, Inc. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and PV-10. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions and divestitures, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

PV-10. MEMP defines PV-10 as present value, discounted at 10% per year, of estimated future net revenues. MEMP’s calculation of PV-10 differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC in that it is presented including the impacts of its oil and natural gas hedge values for 2013 - 2018 and strip prices as of December 31, 2012, rather than the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, and without giving effect to derivatives. MEMP calculates PV-10 value in this manner because such a large percentage of the MEMP’s forecasted oil and natural gas production is hedged for multiple-year periods, and management therefore believes that its PV-10 calculation more accurately reflects the value of its estimated future net revenues. The information used to calculate PV-10 is not derived directly from data determined in accordance with the provisions of applicable accounting standards. MEMP’s calculation of PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP Selected Financial Data – Unaudited Statement of Operations Data (In thousands, except per unit data)	Three Months Ended December 31,		Year Ended December 31,

	2012	2011	2012	2011

Revenues:
Oil & natural gas sales	$39,222	$37,965	$138,980	$144,801
Pipeline tariff income	392	361	1,468	1,379
Other income	60	226	223	825

Total revenues	$39,674	$38,552	$140,671	$147,005

Costs and expenses:
Lease operating	11,948	10,587	44,905	41,966
Pipeline operating	487	534	2,114	2,526
Exploration costs	38	53	452	332
Production and ad valorem taxes	1,831	926	7,046	4,790
Depreciation, depletion, and amortization	10,668	9,237	37,885	35,218
Impairment of proved oil and natural gas properties	--	12,094	--	15,141
General and administrative	5,445	4,929	15,569	14,278
Accretion of asset retirement obligations	899	866	3,577	3,418
Realized gain on commodity derivative instruments	(5,295)	(3,421)	(29,240)	(6,781)
Unrealized loss (gain) on commodity derivative instruments	(891)	(8,602)	16,140	(27,985)
Gain on sale of properties	--	(259)	(192)	(63,024)
Other, net	265	57	734	1,908

Total costs and expenses	25,395	27,001	98,990	21,787

Operating income	14,277	11,551	41,681	125,218
Other income (expense):
Interest expense, net	(2,917)	(2,078)	(11,339)	(6,987)
Amortization of investment premium	(25)	(122)	(194)	(606)

Total other income (expense)	(2,942)	(2,200)	(11,533)	(7,593)

Income (loss) before income taxes	11,337	9,351	30,148	117,625
Income tax benefit (expense)	(171)	158	(231)	(2)

Net income	11,166	9,509	29,917	117,623
Net income attributable to previous owners	6,266	3,083	29,692	75,740
Net income (loss) attributable to predecessor	--	(250)	--	35,437
Net income (loss) attributable to noncontrolling interest	87	84	104	(146)

Net income attributable to partners	$4,813	$6,592	$121	$6,592

Allocation of net income attributable to partners:
Limited partners	$4,808	$6,585	$121	$6,585

General partner	$5	$7	$--	$7

Earnings per unit:
Basic and diluted earnings per limited partner unit	$0.19	$0.30	$0.01	$0.30

Cash distribution declared per unit	$0.5075	$0.0929	$1.9625	$0.0929

Weighted average number of limited partner units outstanding	24,783	21,756	22,880	21,756

Oil and natural gas revenue:
Oil sales	$19,076	$18,850	$74,158	$69,607
NGL sales	4,203	2,902	12,924	9,392
Natural gas sales	15,943	16,213	51,898	65,802

Total oil and natural gas revenue	$39,222	$37,965	$138,980	$144,801

Production volumes:
Oil (MBbls)	198	178	734	688
NGLs (MBbls)	123	57	359	182
Natural gas (MMcf)	4,779	4,528	18,020	15,936

Total (MMcfe)	6,704	5,936	24,579	21,155

Average net production (MMcfe/d)	72.9	64.5	67.2	58.0

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$96.41	$106.15	$101.04	$101.15
NGL (per Bbl)	$34.16	$50.83	$35.99	$51.70
Natural gas (per Mcf)	$3.34	$3.58	$2.88	$4.13

Total per (Mcfe)	$5.85	$6.40	$5.65	$6.84

Average unit costs per Mcfe:
Lease operating expense	$1.78	$1.78	$1.83	$1.98
Production and ad valorem taxes	$0.27	$0.16	$0.29	$0.23
General and administrative expenses	$0.81	$0.83	$0.63	$0.67
Depletion, depreciation, and amortization	$1.59	$1.56	$1.54	$1.66

Memorial Production Partners LP Selected Financial Data – Unaudited Balance Sheet Data (In thousands)
	December 31, 2012	December 31, 2011

Balance Sheet Data:
Total current assets	$48,556	$55,563
Oil and natural gas properties, net	675,825	551,711
Total assets	802,051	688,718
Total current liabilities	17,114	27,859
Long-term debt	371,000	155,000
Total liabilities	474,980	256,785
Total partners’ equity	321,810	303,168

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures Adjusted EBITDA (In thousands)	Three Months Ended December 31,		Year Ended December 31,

	2012	2011	2012	2011

Calculation of Adjusted EBITDA:
Net income	$11,166	$9,509	$29,917	$117,623
Interest expense, net	2,917	2,078	11,339	6,987
Amortization of investment premium	25	122	194	606
Exploration costs	38	53	452	332
Income tax expense (benefit)	171	(158)	231	2
Depreciation, depletion and amortization	10,668	9,237	37,885	35,218
Impairment of proved oil and natural gas properties	--	12,094	--	15,141
Accretion of asset retirement obligations	899	866	3,577	3,418
Unrealized (gains) losses on commodity derivative instruments	(891)	(8,602)	16,140	(27,985)
Acquisition related expenses	2,510	203	3,290	1,045
Unit-based compensation expense	430	--	1,423	--
Gain on sale of properties	--	(259)	(192)	(63,024)
Net operating cash flows from acquisitions, effective date through closing date	--	--	5,808	--

Adjusted EBITDA	$27,933	$25,143	$110,064	$89,363

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$26,213	$20,966	$90,800	$83,680
Changes in working capital	(3,547)	1,387	2,718	(2,855)
Interest expense, net	2,917	2,078	11,339	6,987
Unrealized (loss) gain on interest rate swaps	158	732	(3,543)	(776)
Premium paid for derivatives	--	--	--	2,847
Premiums received for derivatives	--	--	--	(1,008)
Amortization of deferred financing fees	(491)	(276)	(995)	(872)
Exploration costs	2	53	416	277
Acquisition related expenses	2,510	203	3,290	1,045
Current Income tax expense (benefit)	171	--	231	38
Net operating cash flows from acquisitions, effective date through closing date	--	--	5,808	--

Adjusted EBITDA	$27,933	$25,143	$110,064	$89,363

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures Distributable Cash Flow (In thousands)	Three Months Ended December 31,	Year Ended December 31,

	2012	2012

Calculation of Adjusted EBITDA:
Net income (loss)	$11,165	$29,917
Interest expense, net	2,917	11,339
Amortization of investment premium	25	194
Exploration costs	38	452
Deferred income tax expense (benefit)	170	231
Depreciation, depletion and amortization	10,668	37,885
Impairment of proved oil and natural gas properties	--	--
Accretion of asset retirement obligations	900	3,577
Unrealized (gains) losses on commodity derivative instruments	(891)	16,140
Acquisition related expenses	2,511	3,290
Unit-based compensation expense	430	1,423
Gain on sale of properties	--	(192)
Net operating cash flows from acquisitions, effective date through closing date	--	5,808

Adjusted EBITDA	27,933	110,064
Less: Cash interest expense	2,591	6,348
Less: Estimated Maintenance Capital Expenditures	6,247	14,749
Less: Adjusted EBITDA prior to effective date	--	25,452

Distributable cash flow	$19,095	$63,515

Cash distribution	$17,416	$49,851

Distribution coverage ratio	1.10x	1.27x

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures PV-10 (In thousands)	Year Ended December 31,

2012

Future cash inflows	$3,673,230
Future production costs	(1,294,710)
Future development costs	(394,131)

Future net cash flows for estimated timing of cash flows	1,984,389
10% annual discount for estimated timing of cash flows	(1,152,724)

Standardized measure of discounted net cash flows	831,665
Change in future cash inflows discounted at 10% related to strip pricing	259,308

PV-10	$1,090,973

2013 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures 2013 Adjusted EBITDA Guidance (In millions)	Low	High
	For Year Ended	For Year Ended
	December 31, 2013	December 31, 2013

Calculation of Adjusted EBITDA:
Net income	$61	$65
Interest expense	13	13
Net operating cash flow from acquisitions, effective date through closing date	-	-
Depletion, depreciation, and amortization	46	46

Adjusted EBITDA	$120	$124

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$107	$111
Changes in working capital	-	-
Net operating cash flow from acquisitions, effective date through closing date	-	-
Interest expense	13	13

Adjusted EBITDA	$120	$124

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com